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                      October 22, 2020

       Lars Christian Bacher
       Executive Vice President and Chief Financial Officer
       Equinor ASA
       Forusbeen 50, N-4035
       Stavanger, Norway

                                                        Re: Equinor ASA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 20,
2020
                                                            File No. 001-15200

       Dear Mr. Bacher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation